UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2023

(Date of earliest event reported)

CLEARFIELD, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

7050 Winnetka Avenue North, Suite 100, Brooklyn Park, Minnesota 55428

(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CLFD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and Sections 6 through 8 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of 2023 Bonus Plan

On February 22, 2023, the Board of Directors of Clearfield, Inc. (the “Company”) approved the establishment of the fiscal year 2023 cash bonus program applicable to the Company’s executive officers (the “2023 Bonus Plan”) and set the cash incentive pay opportunities for the Company’s executive officers, who are Cheryl Beranek, Chief Executive Officer; John Hill, Chief Operating Officer; and Daniel Herzog, Chief Financial Officer. The 2023 Bonus Plan and the executive officers’ participation in the program was recommended by the Compensation Committee after consideration of the advice from its independent compensation consultant.

Under the 2023 Bonus Plan, the Compensation Committee determined minimum, target and maximum performance goals for fiscal year 2023 net sales and fiscal year 2023 adjusted EBITDA, which will be weighted 75% and 25%, respectively. Net sales will be determined on a consolidated basis in conformity with accounting principles generally accepted in the United States of America (GAAP). Adjusted EBITDA is defined as the Company’s consolidated GAAP net income excluding items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, foreign currency gains and losses, the 2023 Bonus Plan amounts, and other non-operating income and expenses. The Compensation Committee retains the discretion to include or exclude items from each of the performance metrics and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2023 Bonus Plan.

The Compensation Committee also approved the cash incentive pay that the executive officers may earn at the minimum, target and maximum level of achievement as a percentage of their respective annual base salaries as follows: Ms. Beranek and Mr. Hill, 60%, 100% and 200%, respectively; and Mr. Herzog, 60%, 75% and 100%, respectively.

Under the 2023 Bonus Plan, achievement of a performance metric at less than or greater than target level will result in proportionately decreasing or increasing incentive pay relating to that performance metric. If the minimum performance goal for a performance metric is not achieved, there will be no incentive pay with respect to that performance metric. The maximum incentive pay that may be earned under the 2023 Bonus Plan by an executive officer will not exceed that executive officer’s bonus opportunity at the maximum level, even if actual performance exceeds the maximum level for either or both of the performance metric.

All payments to the executive officers under the 2023 Bonus Plan are subject to “clawback” under the Company’s Compensation Recoupment Policy adopted September 23, 2021.

Executive Restricted Stock Awards

On February 16, 2023, the Compensation Committee granted restricted stock awards to the executive officers, contingent on shareholder approval of the 2022 Stock Compensation Plan and with a grant date of the first business day following the 2023 Annual Meeting of Shareholders. Based on the executive officer’s position, the Compensation Committee targeted an award value within the median range for long-term equity compensation based on the Company’s peer group. For Ms. Beranek and Mr. Hill, the Compensation Committee targeted $1,000,000 in restricted stock and for Mr. Herzog, the Compensation Committee targeted $500,000 in restricted stock. Rather than use the stock price on the date of grant to determine the number of shares of restricted stock to be issued to each executive officer, the Compensation Committee determined to use a price of $100 per share, which is the same as the price to the public in the Company’s December 2022 underwritten public offering of common stock. The Compensation Committee used this higher common stock value due to the Compensation Committee’s view that the current lower market price does not reflect the inherent value of the Company, in order to avoid a windfall to the executive officers based on the timing of the grant, and in order to provide a performance-based element to the restricted stock award, noting that the executive officers would receive the targeted award value only if the stock price increases to $100 per share. Accordingly, Ms. Beranek and Mr. Hill will be granted 10,000 shares of restricted stock and Mr. Herzog will be granted 5,000 shares of restricted stock under the 2022 Stock Compensation Plan.

The Compensation Committee intends to add performance-based equity awards to the Company’s executive compensation program in fiscal year 2024 due to the strong alignment between performance-based equity awards and the Compensation Committee’s philosophy of emphasizing performance-based compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

Dated: February 24, 2023	By:	/s/ Daniel Herzog
Daniel Herzog, Chief Financial Officer